EXHIBIT 10.34

The named executive officers of Midas, Inc. (the “Company”) are “at will” employees to the extent that they do not have written employment agreements with the Company. The annual base salaries of the named executive officers are set annually by the Company’s Board of Directors, upon the recommendation of its Compensation Committee. For 2005 (commencing on April 1, 2005), the annual base salaries of the Company’s named executive officers are as follows:

Alan D. Feldman (President and CEO):	$725,000

William M. Guzik (SVP and CFO):	$275,000

John A. Warzecha (SVP, Franchise Operations and Sales):	$250,000

Frederick W. Dow, Jr. (SVP and Chief Marketing Officer):	$250,000

David C. Perrin (VP, MIS):	$211,000

In addition, in 2005, each of these executive officers is entitled to participate in the Company’s Stock Incentive Plan and, with the exception of the President and CEO, in the Company’s 2005 Annual Incentive Compensation Plan.

All other terms of the named executive officers’ respective employment with the Company are set annually by mutual agreement of the Board of Directors and such executives.